Exhibit 2.27

SETTLEMENT AND RELEASE AGREEMENT

SETTLEMENT AND RELEASE AGREEMENT, dated as of November 17, 2008 (this “Agreement”), by and among Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc), an Ohio corporation (“Cliffs”), Alpha Merger Sub, Inc. (f/k/a Daily Double Acquisition, Inc.), a Delaware corporation and wholly-owned subsidiary of Cliffs (“Merger Sub”), and Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”).

RECITALS:

WHEREAS, Cliffs, Merger Sub and Alpha entered into and are bound by an Agreement and Plan of Merger, dated as of July 15, 2008 (the “Merger Agreement”);

WHEREAS, Alpha and Cliffs are parties to a lawsuit styled Alpha Natural Resources, Inc. v. Cliffs Natural Resources, Inc., C.A. No. 4133-VCL, currently pending in the Court of Chancery of the State of Delaware (the “Lawsuit”);

WHEREAS, Alpha has asserted claims and causes of action against Cliffs in the Lawsuit;

WHEREAS, Cliffs denies each of the claims and causes of action asserted by Alpha in the Lawsuit; and

WHEREAS, each of Cliffs, Merger Sub and Alpha, without any admission of liability or wrongdoing of any kind, wishes to avoid the uncertainty and costs of litigation proceedings with one another and to resolve the Lawsuit on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

TERMINATION OF THE MERGER AGREEMENT; PUBLICITY

SECTION 1.01.                                           Termination of the Merger Agreement.  Pursuant to Section 7.01(a) of the Merger Agreement, Cliffs, Merger Sub and Alpha hereby agree to terminate the Merger Agreement, effective upon the receipt of the Settlement Amount by Alpha in accordance with Section 2.01 hereof (the time of such receipt, the “Release Time”).

SECTION 1.02.                                           Publicity.  Promptly following 4:00 pm on the date on which Cliffs notifies and provides to Alpha the federal reference number for the wire payment of the Settlement Amount (or, if such federal reference number is notified and provided to Alpha after 4:00 pm, then promptly after Alpha is notified of and provided with such federal reference number), the parties will jointly issue a press release regarding this Agreement and the matters contemplated hereby in a form that has been previously agreed upon by Alpha and Cliffs.

ARTICLE II

SETTLEMENT AMOUNT AND PAYMENT OF EXPENSES

SECTION 2.01.                                           (a)  Payment of Settlement Amount.  The parties hereto agree that Cliffs will, as promptly as practicable on the date hereof, pay Alpha in immediately available funds via wire transfer $70,000,000 (the “Settlement Amount”), in accordance with the following instructions:
Bank Name:	Bank of America
Account Name:	Alpha Natural Resources Inc
Account Number:	5590099528
ABA Number:	026009593
SWIFT	BOFAUS3N

The foregoing obligation to pay the Settlement Amount is unconditional and such payment shall be made without set-off or counterclaim of any kind.  In the event that Alpha shall not have received the Settlement Amount by 5:00 pm on November 18, 2008, then Alpha shall have the right, exercisable in its sole discretion, either to terminate this Agreement (in which case, this Agreement shall be deemed never to have had any force or effect) or to enforce its rights under this Agreement.

(b)  Payment of Certain Expenses.  In connection with the filing of the Registration Statement on Form S-4 on August 12, 2008 in connection with the proposed merger, Cliffs paid the United States Securities and Exchange Commission a registration fee of $186,190 (the “Registration Fee”).  Accordingly, the parties hereto agree that Alpha will, as promptly as practicable on the date hereof, pay Cliffs in immediately available funds via wire transfer $93,095 in accordance with the following instructions:
Bank Name:	Fifth Third Bank
Branch:	Cincinnati
Account Name:	Cliffs Natural Resources Inc.
Account Number:	0099974584
ABA Number:	042000314
SWIFT	FTBCUS3C

The foregoing payment obligation is unconditional and such payment shall be made without set-off or counterclaim of any kind.  In the event that Cliffs shall not have received such payment by

5:00 pm on November 18, 2008, then Cliffs shall have the right, exercisable in its sole discretion, either to terminate this Agreement (in which case, this Agreement shall be deemed never to have had any force or effect) or to enforce its rights under this Agreement.  Cliffs will promptly, and in any event within 3 business days following any offset referred to below, pay Alpha by wire transfer of immediately available funds to an account designated in writing by Alpha, one-half of the portion of the Registration Fee that is utilized to offset filing fees otherwise payable by Cliffs, a majority-owned subsidiary of Cliffs, or any person that owns more than 50% of Cliffs’ outstanding voting securities or any of their respective successors in connection with any subsequent registration statement(s).

In addition, Bowne, Inc., the financial printer for the proposed transaction, has informed Cliffs that the aggregate fees and expenses payable in connection with the preparation and printing of the Registration Statement on Form S-4 (including the joint proxy statement/prospectus) is $393,525 (the “Bowne Payment”).  Cliffs, as the customer of Bowne, Inc. is the billing party with respect to the Bowne payment.  Bowne has agreed to send Alpha on November 17, 2008, an invoice for one-half of the Bowne Payment.  Alpha agrees to promptly pay the amount of $196,762.50 to Bowne upon receipt of such invoice sent to the attention of Vaughn Groves via facsimile at 276-623-4321.  The foregoing payment obligation is unconditional and such payment shall be made without set-off or counterclaim of any kind.  In the event that Alpha fails to make such payment of $196,762.50 to Bowne within one business day after receipt of such invoice, then Cliffs shall have the right, exercisable in its sole discretion, either to terminate this Agreement (in which case, this Agreement shall be deemed never to have had any force or effect) or to enforce its rights under this Agreement.

ARTICLE III

RELEASE AND DISMISSAL OF LITIGATION

SECTION 3.01.  Release.  Effective upon the Release Time, each of Cliffs, Merger Sub and Alpha, on behalf of itself and its affiliates (as defined in the Merger Agreement), and all officers, directors, principals, divisions, employees, attorneys, agents or other persons or entities acting or purporting to act on behalf of or under the control of the respective party (each, a “Releasor”), hereby releases each other party hereto and its affiliates (as defined in the Merger Agreement), and all officers, directors, principals, divisions, employees, attorneys, agents or other persons or entities acting or purporting to act on behalf of or under the control of said party (each, a “Releasee”) from any and all claims, counterclaims, demands, actions, causes of action, suits, damages, liabilities, losses, payments, rights, obligations, debts, costs and expenses (including attorneys’ fees and costs) of any kind or nature, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected (“Claims”), that it may have against any Releasee relating to or arising from the Merger Agreement, including any negotiations, disclosures or statements relating thereto and/or any transactions contemplated thereby, as well as any Claims relating to or arising out of the facts or subject matter which were asserted or could have been asserted in the Lawsuit, including any and all Claims arising out of or relating in any way to Cliffs’ postponement of the special meeting of its stockholders from November 21, 2008 to December 19, 2008 (the “Released Claims”), and agrees not to file, initiate, prosecute, or assist in (except as required by law), any lawsuit, arbitration or other legal proceeding against any Releasee concerning any such Released Claims; provided, that nothing in this Section 3.01 shall be deemed to limit or restrict in any way the ability of any party hereto to commence (or recommence) an action asserting any Claims against any other party hereto in the event of a material breach of this Agreement by such other party.

SECTION 3.02.  Stipulation of Dismissal.  Within two business days following the date on which the Release Time occurs, the parties shall execute and file with the Court of Chancery in Delaware a Stipulation of Dismissal in the form attached hereto as Exhibit A.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of Cliffs and Merger Sub, on the one hand, and Alpha, on the other hand, hereby represents and warrants to the other as of the date hereof as follows:

SECTION 4.01.  Existence; Authority.  It is a corporation duly incorporated and validly existing under the laws of its state of incorporation.  It has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

SECTION 4.02.  Due Authorization.  Its execution and delivery of this Agreement and the performance of its obligations under this Agreement have been duly authorized by all requisite corporate action.

SECTION 4.03.  Enforceability.  This Agreement constitutes its binding, valid and legal obligation and may be enforced against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 4.04.  No Conflicting Agreements.  The execution and delivery by it of this Agreement and the performance by it of its obligations hereunder do not and will not (a) violate, conflict with or result in a breach of any terms of its certificate of incorporation, articles, regulations or any other similar document, (b) violate, conflict with or result in a breach of, or result in a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any deed, mortgage, trust, lease or other contract to which it is a party, (c) result in the creation or imposition of any lien upon any part of its assets, properties or business, or (d) violate any legal requirement applicable to it.

SECTION 4.05.  Consents.  No consent, waiver, approval, authorization, exemption, license, declaration, or action of, filing with or notice to any person, including any governmental authority, is required in connection with the execution, delivery and performance by it of this Agreement or the performance of its obligations hereunder.

SECTION 4.06.  Voluntary Execution; Advice of Counsel.  It has freely and voluntarily executed and delivered this Agreement and, in so doing, has not relied on any inducements, promises or representations that are not contained herein.  It has been advised by legal counsel as to the meaning and consequences of this Agreement and acknowledges its understanding of all the provisions of this Agreement and the consequences of such provisions.

ARTICLE V

MISCELLANEOUS

SECTION 5.01.  Further Assurances.   Each of Cliffs, Merger Sub and Alpha shall, from time to time after the date hereof, at the reasonable request of any other party hereto and without further consideration, execute and deliver such further documents and instruments and take such further actions as may be reasonably necessary to effectuate the termination and other transactions and the releases set forth in Sections 1.01 and Article III of this Agreement.

SECTION 5.02.  Good Faith Settlement. This Agreement represents the good faith settlement of a dispute and neither such settlement, this Agreement, nor any of the terms or provisions of this Agreement shall be construed as an admission of any liability or wrongdoing upon the part of any party hereto or any other person or entity.

SECTION 5.03.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Exhibits hereto, Merger Agreement and the Confidentiality Agreement (as defined in the Merger Agreement), (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties and the Releasees any rights or remedies.

SECTION 5.04.  Governing Law.  This Agreement and any dispute arising out of, relating to, or in connection with this Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 5.05.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto or Releasees without the prior written consent of the other parties.  Any assignment in violation of this Section 5.05 will be void and of no effect.  Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns and shall inure to the benefit of the Releasees and their respective successors.

SECTION 5.06.  Consent to Jurisdiction.

(a)           Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the chancery courts located in the State of Delaware or if jurisdiction in such court is not available, any federal or state court located in the Borough of Manhattan in the State of New York in the event any dispute arises between the parties out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action against the other party arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the chancery courts in the State of Delaware or, if under applicable law jurisdiction in such court is not available, any federal or state court located in the Borough of Manhattan in the State of New York.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE BETWEEN THE PARTIES UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION IT MAY BRING AGAINST THE OTHER PARTY DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.06(b).

SECTION 5.07.  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

SECTION 5.08.  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, except as otherwise specified.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any reference to a date or time in this Agreement shall be deemed to be such date or time in New York City.  The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 5.09.  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 5.10.  Notices.  All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, sent by facsimile (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

if to Cliffs or Merger Sub, to:
Cliffs Natural Resources Inc.
1100 Superior Avenue East, Suite 1500
Cleveland, Ohio  44114-2544
Facsimile No.:  216-694-6741
Attention: George W. Hawk, Esq.
      General Counsel and Secretary

with a copy to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio  44114
Facsimile No.:  (216) 579-0212
Attention:  Lyle G. Ganske
James P. Dougherty

and if to Alpha, to:

Alpha Natural Resources, Inc.
P.O. Box 2345
Abingdon, Virginia 24212

Facsimile No.:  (276) 628-3116
Attention:  Vaughn R. Groves, Esq.
Vice President and General Counsel

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile No.:  (212) 225 -3999
Attention:  Ethan A. Klingsberg
Howard S. Zelbo

SECTION 5.11.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Each party hereto agree to provide an original signed version of this Agreement to any other party hereto upon request.

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IN WITNESS WHEREOF, the undersigned have executed this Settlement and Release Agreement, as of the date first written above.

CLIFFS NATURAL RESOURCES INC.

By:           /s/ Josheph A. Carraba
Name: Joseph A. Carrabba
Title:                      President and Chief Executive Officer

ALPHA MERGER SUB, INC.

By:           /s/ George W. Hawk, Jr.
Name: George W. Hawk, Jr.
Title:                      Vice President, Secretary and Treasurer

ALPHA NATURAL RESOURCES, INC.

By:           /s/ Michael J. Quillen
Name: Michael J. Quillen
Title:                      Chairman and Chief Executive Officer